Exhibit 10.1

CONSENT AGREEMENT

This CONSENT AGREEMENT (this “Consent Agreement”) is entered into by and between Skypostal, Inc., a corporation of the State of Delaware (hereinafter “Skypostal”), and Albert P. Hernandez (hereinafter “APH”), an individual as of the 26 day of March, 2008 (the “Effective Date”).

WHEREAS, Skypostal previously entered into an employment agreement with APH dated as of August 1, 2006 (the “Employment Agreement”), whereby APH would agreed to serve as Skypostal’s Chief Executive Officer and President; and

WHEREAS, pursuant to the Employment Agreement, Skypostal agreed to pay APH an annual salary of $200,000 per year (the “Cash Compensation”); and

WHEREAS, Skypostal has not paid APH the full Cash Compensation and, as of the March 31, 2008, Skypostal has accrued $180,667 in unpaid Cash Compensation due to APH (the “Unpaid Cash Compensation”); and

WHEREAS, pursuant to the Employment Agreement, Skypostal agreed to issue to APH an option to purchase 2,311,440 shares of the Company’s common stock at an exercise price of $0.30 per share (the “Employment Options”); and

WHEREAS, Skypostal is contemplating a reverse merger into a public-traded company (the “Merger”); and

WHEREAS, in connection with the Merger, Skypostal desires to eliminate the Employment Options and the Unpaid Cash Compensation; and

WHEREAS, Skypostal has discussed with APH converting the Employment Options and the Unpaid Cash Compensation into shares of Skypostal’s common stock; and

WHEREAS, APH has agreed to convert the Employment Options and the Unpaid Cash Compensation into shares of the Company’s common stock; and

WHEREAS, the parties wish to document their agreement regarding the conversion and issuance of such shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree to the following terms and conditions.

TERMS AND CONDITIONS

1.                                       Upon execution of this Consent Agreement by both parties, Skypostal shall cancel the Employment Options on its books and shall issue to APH a total of 1,155,720 shares of the Company’s common stock (the “Option Conversion Shares”).

2.                                       Upon execution of this Consent Agreement by both parties, Skypostal shall issue to APH a total of 602,223 shares of the Company’s common stock (the “Compensation Conversion Shares”).

3.                                       Notwithstanding anything to the contrary in the Employment Agreement, upon issuance of the Option Conversion Shares and the Compensation Conversion Shares, APH shall not have any options or warrants to purchase any of the Company’s capital stock.

4.                                       Force of Employment Agreement. The parties agree that this Consent Agreement is limited in scope to the conversion of the Unpaid Cash Compensation and the Employment Options and that all other terms, conditions obligations and rights contained in the Employment Agreement shall continue in full force and effect.

5.                                       Further Documents. The parties agree to execute all further documents necessary to accomplish the purposes of this Agreement either simultaneously with the execution of this Agreement or upon reasonable request thereafter.

6.                                       Binding on Successors. This Consent Agreement shall be binding upon and inure to the benefit of the parties, and their successors, assignees and transferees.

7.                                       Geographic Scope. The parties agree that this Consent Agreement shall govern the parties throughout the world.

8.                                       Notices.    All notices, requests, demands, directions, and other communications provided for hereunder shall be in writing and mailed, or faxed, or delivered to the applicable party at the address of such party set forth below (or such other address duly provided in writing to the other side). Each such notice, request, demand, direction, or other communication shall be effective upon delivery.

If to Skypostal:

Skypostal, Inc.
7805 NW 15th Street
Miami, Florida 33166
ATTN: Albert Hernandez

If to APH:

Albert P. Hernandez

9.                                       Severability. If any provision of this Consent Agreement shall be held void or unenforceable by a court, such provision shall be severable and shall not affect the validity or enforceability of any other provision of this Consent Agreement.

10.                                 Facsimile Signatures. This Consent Agreement may be delivered to each party by facsimile and such delivery shall be effective and binding. The parties acknowledge and agree that after execution and delivery by facsimile, additional copies of this Consent Agreement may be circulated for signature so that each party will ultimately retain a fully-executed original. The circulation of these additional copies for original signature shall in no way affect or diminish the binding effect of this Consent Agreement previously signed in counterparts and delivered by facsimile.

11.                                 Complete Agreement. Each party hereto acknowledges that this Consent Agreement represents the entire agreement between the parties with respect to the subject matter addressed herein. All prior communications and negotiations between the parties are merged into this document.

12.                                 Construction of Agreement. This Consent Agreement shall be governed by the laws of the State of Florida, without regard to its conflict of laws rules. This Consent Agreement shall be construed without regard to the party responsible for the preparation of the same, and shall be deemed as prepared jointly by the parties hereto. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party hereto by virtue of who may have drafted such provision.

13.                                 Remedies. The parties hereby recognize that irreparable damage may result in the event of breach of any of the covenants and assurances contained in this Consent Agreement by either Party. As such, in the event of breach or threatened breach of any of the covenants and assurances contained in this Consent Agreement, the non-breaching party shall be entitled to enjoin and restrain the breaching party from violation or continued violation of said covenant or assurance. A defendant in an injunction action brought pursuant to this Paragraph hereby waives any defense that there is an adequate remedy at law. Such remedies will not be the exclusive remedies for any breach of this Consent Agreement, but will be in addition to all other remedies available at law or equity to the non-breaching party, including an action for damages.

14.                                 Amendment. This Consent Agreement may not be altered, amended, modified, or otherwise changed in any respect or particular whatsoever except by a writing executed by an authorized representative of each party.

15.                                 No Waiver. The waiver by either party of a breach of any provision of this Agreement or the failure by any party to exercise any right stated herein shall not operate or be construed as a waiver of any subsequent breach of that right or a waiver of any other right.

16.                                 Authority. Each party hereto represents and warrants that its execution of the Agreement has been duly authorized by all necessary corporate action of either party and that its representative has legal power and authority to enter this Consent Agreement on its behalf.

IN WITNESS WHEREOF, the parties have caused this Consent Agreement to be signed individually or by their duly authorized corporate officers as of the date first written above.

SKYPOSTAL, INC.

Date:	March 26, 2008	/s/ A. J. Hernandez
		Name:	A. J. Hernandez
		Title	C. O. O.

ALBERT P. HERNANDEZ

Date:	March 26, 2008	/s/ Albert P. Hernandez
		Name:	Albert P. Hernandez